Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100

June 18, 2025
Astera Labs, Inc.
2345 North First Street
San Jose, CA 95131

Re:    Securities Being Registered under Registration Statement on Form S-8
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 9,721,048 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of Astera Labs, Inc., a Delaware corporation (the “Company”), consisting of (a) 8,100,874 Shares that may be issued pursuant to the Company’s 2024 Stock Option and Incentive Plan (the “2024 Plan”) and (b) 1,620,174 Shares that may be issued pursuant to the Company’s 2024 Employee Stock Purchase Plan (together with the 2024 Plan, the “Plans”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.
The opinion set forth below is limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.
This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP